Exhibit 10.3

27 July 2026

Private & Confidential
Paul Taylor
[***]

Dear Paul,

Offer of Employment

On behalf of EntServ UK Limited, a DXC Technology company (Company), I am very pleased to offer you a permanent position as Executive Vice President (EVP), President, Global Offerings & Markets, working five days a week. The terms set out in this letter and the enclosed contract of employment will govern your employment with the Company and supersede any previous discussions or communications about those terms.

Your employment with the Company would be on the terms set out in the enclosed contract of employment. By way of summary, the main elements of your overall remuneration package are:

•an annual base salary of £769,820 gross (paid monthly in arrears on or about the 21st of each month);
•a Company-arranged car and driver for business use in and around London;
•eligibility to participate in the DXC discretionary bonus scheme and long-term incentive plan;
•30 days’ annual holiday, in addition to time off for public holidays;
•participation in the DXC contributory pension scheme and the DXC cash-in-lieu scheme linked to tapered annual allowance;
•annual cash-in-lieu allowance of £25,000 (less tax and deductions);
•participation in DXC’s flexible benefits scheme, using a flexible benefits fund to contribute towards any benefits you select;
•reimbursement of annual tax-preparation in connection with multi-jurisdiction business travel;
•eligibility for business travel under the Company Aircraft Usage Policy.

Exhibit 10.3

In connection with your commencement of employment, you will receive initial equity awards with an aggregate target grant-date value of US$9,000,000. For administrative purposes, this package will be delivered through (i) a US$3,750,000 inducement award and (ii) a US$5,250,000 prorated FY27 long-term incentive award (assuming and conditional upon a commencement date between 2 August 2026 and 31 August 2026). These awards together comprise your agreed initial equity package and will be subject to substantially identical economic terms, including equity mix, vesting schedule, performance conditions and Change in Control treatment. For further details see Appendix 2 of your enclosed contract.

This offer is subject to each of the following conditions:

a)You must provide the Company with three years’ worth of employment references which it considers satisfactory. We will not take up the references until you have accepted the offer.
b)You are required to show the Company a document which confirms that you have the right to work in the UK.
c)You are required to successfully complete a criminal background screening as part of the Global Employment Screening Process, the results of this screening will be reviewed by our panel, and any unspent convictions will be considered for suitability of employment.
d)You are required to maintain security clearance throughout the duration of your employment as a condition of employment where such security clearance is reasonably necessary and cannot be obtained by way of assignment to you.
e)You must confirm in writing that you are not subject to any restrictive covenants or other contractual obligations with any current or former employer that would prevent or restrict you from commencing employment with the Company or performing your duties as EVP, President Global Offerings & Markets. To the extent that any such restrictions exist, you must disclose them in full prior to acceptance of this offer.
Your employment will not commence until these conditions have been satisfied. If they are not satisfied for any reason, the Company may withdraw this offer of employment.

By accepting this offer, you confirm that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer.

To facilitate you obtaining legal advice on the terms of this employment offer, the Company will reimburse your reasonable legal fees, up to a maximum of £10,000 plus VAT. Please note that this reimbursement may constitute a taxable benefit.

Exhibit 10.3

To accept this offer, please sign and return the enclosed contract of employment. The contract must be executed as a deed, which means your signature must be witnessed by an adult who is not related to you. We would like you to start as soon as possible and, once the conditions above have been satisfied, we will agree a start date with you.

We are delighted to extend this offer and look forward to welcoming you to DXC.

Yours sincerely,

Jennifer Ragone
Chief People Officer

On Behalf of EntServ UK Limited

Exhibit 10.3

Contract of Employment

This deed is dated:

Parties

(1)EntServ UK Limited, a DXC Technology company, incorporated and registered in England and Wales with company number 00053419 whose registered office is at 110 Pinehurst Road, Farnborough Business Park, Farnborough, Hampshire, GU14 7BF, United Kingdom (Company); and

(2)Paul Taylor of [***] (Executive)

Background

This deed is a contract of employment and contains a statement of the applicable terms of the Executive’s employment as required by Section 1 of the Employment Rights Act 1996.
The definitions and rules of interpretation in Appendix 1 apply in this contract of employment.

The headings in this contract of employment are inserted for convenience only and shall not affect its construction.

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

Agreed Terms

1.COMMENCEMENT OF EMPLOYMENT

The Executive’s employment with the Company will commence on a date to be advised to the Executive by the Company, but no later than 31 August 2026. The Executive’s commencement date shall also be the start of the Executive’s continuous employment and no other period of employment will count toward the Executive’s period of continuous service.

1.1Prior to the commencement of employment with the Company the Executive must successfully complete and obtain the necessary screening and/or security clearance as required by the accompanying offer letter. The Executive must maintain the security clearance appropriate to the Executive’s

Exhibit 10.3

role for the duration of any engagement with a client for which that level of clearance is required. The Executive must promptly notify the Company at any time during the period of employment should any circumstances change which may affect the Company’s screening process, the Executive’s security clearance or should the Executive’s security clearance be revoked for any reason. A failure to keep the Company so notified could result in the termination of the Executive’s employment on the ground of gross misconduct. The Executive’s continued employment with the Company is conditional on the Executive having the necessary security clearances from time to time.

1.2The Executive represents and warrants to the Company that, by entering into this contract of employment or performing any of the Executive’s obligations under it, the Executive will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on the Executive and undertakes to indemnify the Company on a continuous basis against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if the Executive is in breach of any such obligations.

1.3The Executive warrants that the Executive is entitled to work in the UK without any additional approvals and will notify the Company immediately if the Executive ceases to be so entitled at any time during employment with the Company. The Executive’s continued employment with the Company is conditional on the Executive having the right to work in the UK.

1.4The Company may require the Executive to work for any Group Company and reserves the right on reasonable notice to transfer the Executive’s employment to any other Group Company.

2.JOB TITLE

2.1The Executive will be employed as President, Global Offerings and Markets, which is classified as an Executive Vice President (“EVP”) role in the DXC job level architecture. The Executive shall report directly to the Chief Executive Officer of DXC Technology Company.

2.2The Company shall not materially diminish the Executive's title, duties, or responsibilities without the Executive's prior written consent, provided that reasonable adjustments to duties consistent with the Executive's seniority and the evolving needs of the business shall not constitute a material diminution.

2.3The Executive may be required to serve as a director or officer of any Group Company without additional compensation, and to resign from any such position upon the termination of employment.

Exhibit 10.3

3.PLACE OF WORK

3.1The Executive’s normal place of work is [***] or such other place within the UK as the Company may reasonably determine following consultation with the Executive.

3.2The Executive agrees to travel on the Company's or any Group Company's business (both within the United Kingdom or abroad) as may be required for the proper performance of his duties under this contract of employment.

3.3During the term of employment, the Executive shall not be required to work outside the UK for any continuous period of more than one month. Any requirement for the Executive to be required to work outside the UK for any continuous period of more than one month during the term of employment will be in accordance with the relevant policy (such policy does not form part of this contract of employment).

3.4The Company and the Executive acknowledge that relocation to an alternative location may be agreed between the Executive and the Chief Executive Officer from time to time.

3.5For the avoidance of doubt, relocation pursuant to clause 3.4 shall not be imposed unilaterally by the Company, and any change to the Executive's country of employment shall require mutual written agreement and, where applicable, execution of a new or amended contract of employment on terms appropriate to the jurisdiction of relocation.

4.SALARY AND BENEFITS

4.1The Executive’s basic salary is £769,820 per year (paid monthly in arrears on or about the 21st of each month).
4.2In addition, the Executive will receive the equivalent of £12,924.60 per year for the provision of Executive benefits subject to the terms of this clause 4 (“Flex Fund”).
4.3The Executive’s basic salary and Flex Fund will be subject to necessary statutory deductions as required under legislation (including but not limited to any tax, NI, pension contributions or attachment of earnings orders).

4.4The Company shall be entitled to deduct from the Executive’s basic salary, Flex Fund or other payments due to the Executive any money which the Executive may owe to the Company at any time under the terms of this contract of employment or otherwise, including as a result of any

Exhibit 10.3

overpayments by the Company to the Executive. Any outstanding amount, over and above the payment deducted, will be owed by the Executive to the Company as a debt.

4.5The Company currently operates a flexible benefits scheme which enables the Executive to select a benefits package using their basic salary and/or Flex Fund subject to the Company’s agreement. Participation in the scheme is subject to the rules of the scheme and any other applicable scheme rules from time to time in force and subject in each case to the terms of the relevant policy and benefits guidebook (as amended from time to time), the rules of the relevant scheme and the Executive (and, where appropriate, the Executive’s spouse or civil partner and children) being eligible to participate in or benefit from such schemes pursuant to their rules at a cost and on terms which are acceptable to the Company.

4.6The Company currently requires that the Executive uses their Flex Fund and such amounts of the Executive’s salary as is necessary to receive and participate in the death in service scheme (details of which are available in the benefits guidebook).

4.7The Company has also provided the Executive with funding in their Flex Fund to enable the Executive to receive and participate in the private medical scheme (details of which are in the benefits guidebook), however it is not, at this time, mandatory for the Executive to take up the option of the private medical scheme. However, the Company may, at its sole discretion, require the Executive to use their Flex Fund, and such amounts of the Executive’s salary as is necessary, to receive and participate in the private medical scheme.

4.8At the Company’s sole discretion, the Executive may elect to use any remaining Flex Fund for the provision of other benefits under the Company’s flexible benefit schemes or to receive any remaining Flex Fund as cash.

4.9The Company may, at its sole discretion, require the Executive to receive certain other benefits than those listed in clause 4.6, replace or withdraw or amend such schemes (either individual benefit schemes or its overall flexible benefits scheme) or the ability for the Executive to receive the remaining Flex Fund as cash at any time without providing any replacement on one month’s notice to the Executive.

4.10The Executive’s basic salary will be reviewed from time to time but there is no obligation on the Company to award an increase to the Executive’s basic salary.

Exhibit 10.3

4.11Currently, where applicable, provision for the Executive’s benefits will be made through ‘salary sacrifice’ which the Company operates and can be managed annually through the Company’s benefit scheme site.

4.12The cost of benefits under the Company’s flexible benefits scheme may increase or decrease in cost each year and the Executive will be responsible for covering the cost of benefits from their Flex Fund and/or basic salary. The Executive’s Flex Fund may be reviewed from time to time and may be increased at the Company's discretion without affecting the other terms of the Executive’s employment. There is no obligation on the Company to award an increase to the Flex Fund even where the cost of benefits increases.

4.13There will be no review of the Executive’s basic salary and Flex Fund after notice has been given by either party to terminate the Executive’s employment.

4.14The Executive will be paid the Executive’s basic salary and Flex Fund (less any deductions, including flexible benefits purchased) which shall accrue from day to day at a rate of 1/260 and paid monthly in arrears on or about the 21st of each month directly into the Executive’s bank or building society account.

4.15In addition to the salary and benefits package set out above, the Executive will also receive the additional benefits and/or entitlements set out in Appendix 2 of this contract of employment.

5.HOURS OF WORK

5.1The Executive’s normal hours of work are 37.5 hours per week. The Executive will normally be required to work the Company’s business hours between 09.00 and 17.30, Mondays to Fridays, inclusive of a lunch break of one hour. The Executive may be required to work such additional hours as may be necessary for the proper performance of the Executive’s duties without extra remuneration.

5.2The Executive’s normal working hours may be varied by the Company at any time on reasonable notice according to business need, either on a temporary or permanent basis, including if necessary working in the evenings, at weekends or on public holidays.

5.3The Executive shall not be permitted to work overtime if the Executive’s hours would exceed 48 hours per week averaged over a 17-week reference period, unless the Executive has signed the opt-out agreement in Appendix 4.

Exhibit 10.3

6.HOLIDAYS

6.1The Company's holiday year runs between 1st January and 31st December. If employment starts or finishes part way through the holiday year, holiday entitlement during that year shall be calculated on a pro-rata basis.

6.2The Executive is entitled to 30 days' paid holiday during each holiday year or the pro rata equivalent if working part time. In addition, the Executive is entitled to take the local statutory public holidays or a day in lieu where the Company requires the Executive to work on a public holiday.

6.3The Executive may carry forward up to 5 days untaken holiday from one holiday year to the following holiday year, subject to such carried-over holiday being taken by the end of March. In cases of sickness absence, carry-over is limited to four weeks' holiday per year less any leave (including public holidays) taken during the holiday year that has just ended. Any such carried over holiday which is not taken within eighteen months of the end of the relevant holiday year will be lost.

6.4The Company shall not pay the Executive in lieu of untaken holiday except on termination of employment. The amount of such payment in lieu shall be as set out in the Company’s annual leave policy from time to time which is available on the intranet. However, if the Company has dismissed the Executive or would be entitled to dismiss the Executive under clause 10.3 or the Executive has resigned without giving the required notice, such payment in lieu shall be limited to the statutory entitlement under the Working Time Regulations 1998, and any paid holidays (including paid public holidays) taken shall be deemed first to have been taken in satisfaction of that statutory entitlement.

6.5If the Executive has taken more holiday than the Executive’s accrued entitlement at the date the Executive’s employment terminates, the Company shall be entitled to deduct the excess holiday pay from any payments due to the Executive calculated at 1/260th of the Executive’s full-time equivalent basic salary for each excess day.

6.6Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

7.OTHER PAID LEAVE

7.1You may be eligible to take the following types of paid leave, subject to any statutory eligibility requirements or conditions and the Company's rules applicable to each type of leave in force from time to time:

Exhibit 10.3

(a)statutory paternity leave and you may be eligible to receive Company paternity pay subject to the rules set out in the Company's paternity policy from time to time;
(b)statutory adoption leave and you may be eligible to receive Company adoption pay subject to the rules set out in the Company's adoption policy from time to time;
(c)shared parental leave subject to the rules set out in the Company's shared parental leave policy from time to time;
(d)parental leave subject to the rules set out in the Company's Parental Leave policy from time to time; and
(e)parental bereavement leave subject to the rules set out in the Company's Special Leave policy from time to time.

7.2Further details of such leave are available on the intranet.

7.3The Company may replace, amend or withdraw the Company's policy on any of the above types of leave at any time.

8.TRAVEL AND OTHER EXPENSES

8.1The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred by the Executive in the course of the Executive’s employment, subject to the Company’s travel and reimbursement policy (as amended from time to time) and receipt of the necessary approvals. The travel and reimbursement policy does not form part of this contract of employment.
8.2Any credit card supplied to the Executive by the Company shall only be used for expenses incurred by the Executive in the course of the Executive’s duties. Failure to comply with this clause 8.2 may result in disciplinary action up to and including the immediate termination of the Executive’s employment.

9.SICKNESS ABSENCE

9.1If the Executive is absent from work due to incapacity, the Executive must notify the Company of the reason for the Executive’s absence as soon as possible but no later than the Executive’s contractual start time on the first day of absence, in accordance with the absence policy (such policy does not form part of this contract of employment).

9.2The Executive shall certify the Executive’s absence in accordance with the Company sickness absence policy which is available on the intranet. The sickness absence policy does not form part of this contract of employment.

Exhibit 10.3

9.3The Executive may be entitled to Statutory Sick Pay (SSP) if the Executive satisfies the relevant statutory requirements. Qualifying days for SSP are Monday to Friday. The rate of SSP is set by the government in April each year.

9.4The Executive shall be entitled to company sick pay calculated as twenty eight (28) weeks' full basic annual salary and twenty four (24) weeks' half basic annual salary in any rolling fifty two (52) week period. When calculating how much company sick pay an Executive has remaining, the 52-week period preceding the first day of each period of absence is used.

9.5If the Executive has exhausted company sick pay, the Executive will not be considered for company sick pay again until the Executive has returned to work without any sickness absence for a continuous period of eighteen (18) weeks.

9.6Any payments of company sick pay made will be inclusive of any SSP. The mechanics of this calculation and when an Executive is entitled to company sick pay is at the Company’s sole discretion and further information is available in the sickness absence policy.

9.7Pension contributions will continue as normal during any period that the Executive is paid company sick pay at full basic pay, if any. If the Executive’s pay during any period of sickness absence is reduced or the Executive is paid SSP only, the level of contributions in respect of the Executive’s membership of the relevant pension scheme may continue at the minimum auto enrolment level (or such other core level notified to you) subject to the relevant pension scheme rules in force at the time of the Executive’s absence.

9.8After absence from work through certificated sickness for fifty two (52) weeks, the Executive may be eligible for extended sick pay (subject to a maximum of five years in total) under the Company’s insured extended sick pay scheme, subject to the rules in force from time to time, including acceptance of the Executive’s claim by the Company’s insurers. Details of extended sick pay are included in the benefits guidebook. The Company reserves the right to replace or withdraw or amend this scheme at any time without providing any replacement on one month’s notice to the Executive.

9.9The Company shall only make payments to the Executive in relation to extended sick pay if it has received payment from the insurance provider for that purpose. If the insurance provider refuses for any reason to provide extended sick pay to the Executive, the Company shall not be liable to

Exhibit 10.3

provide to the Executive any replacement benefit of the same or similar kind or to pay any compensation in lieu of such.

9.10Whilst the Executive is in receipt of any payments arising from extended sick pay, the continuation of some of the Executive’s benefits will be subject to the Company’s sole discretion.

9.11Without limitation to clause 10.4 below, the Company reserves the right to terminate the Executive’s employment by giving written notice should incapability render the Executive unable to undertake the Executive’s duties or as otherwise set out in the sickness absence policy.

9.12The Executive agrees to consent to a medical examination (at the Company's expense) by a doctor nominated by the Company should the Company so require. The Executive agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

9.13If a period of sickness absence is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party, in respect of which damages are or may be recoverable, the Executive must immediately notify the Company of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. If the Company requires the Executive to do so, the Executive must co-operate in any related legal proceedings and refund to the Company that part of any damages or compensation the Executive recovers that relates to lost earnings for the period of sickness absence as the Company may reasonably determine, less any costs the Executive incurred in connection with the recovery of such damages or compensation, provided that the amount to be refunded to the Company shall not exceed the total amount the Company paid to the Executive in respect of the period of sickness absence.

10.TERMINATION AND NOTICE PERIOD

10.1The prior written notice required from the Executive or the Company to terminate this contract of employment shall be six calendar months’ written notice.

10.2Notwithstanding clause 10.1, the Company may, in its sole and absolute discretion, terminate the Executive’s employment at any time and with immediate effect by notifying the Executive that the Company is exercising its right to make a payment in lieu of notice, as provided for under this clause 10 (“Payment in Lieu”). This Payment in Lieu will be equal to the basic salary and the Flex Fund (as at the date of termination) which the Executive would

Exhibit 10.3

have been entitled to receive under this contract of employment during the applicable notice period referred to at clause 10.1 above (or, if notice has already been given, during the remainder of the notice period) less income tax and national insurance contributions. For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to:
(a)any bonus, ICP or commission payments that might otherwise have been due during the period for which the Payment in Lieu is made;
(b)any awards under the Company’s long-term incentive plans (which shall be governed by the applicable award agreements); and/or
(c)any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.

10.3The Company shall be entitled to dismiss the Executive at any time without notice or Payment in Lieu if the Executive commits a fundamental breach of this contract of employment or if the Executive is guilty of gross misconduct, or if the Executive ceases to be entitled to work in the United Kingdom and/or is not able to obtain the necessary security clearance reasonably required by the Company. Where the Company considers that the breach is capable of remedy, the Company shall, where reasonably practicable, give the Executive written notice specifying the breach and a reasonable opportunity (not exceeding 14 days) to remedy it before exercising its right of summary dismissal under this clause.

10.4The rights of the Company to terminate the Executive’s employment under the terms of this contract of employment apply even when such termination would or might cause the Executive to forfeit any entitlement to sick pay, permanent health insurance or other benefits.

11.CONTRACTUAL SEVERANCE PAYMENT

11.1Subject to the conditions set out below, if the Company terminates the Executive's employment for any reason other than (a) lawfully in accordance with a reason entitling the Company to dismiss the Executive without notice under clause 10.3 above, (b) the Executive's resignation (unless in the context of a constructive dismissal claim), or (c) a termination in connection with a change in control for which the Executive receives a severance, separation or termination payment under the Senior Management Severance Agreement which is greater than the Severance Payment (defined below), the Company shall pay the Executive a severance payment equal to the aggregate of (i) twelve months' basic salary at the rate in effect at the date on which the Executive's employment terminates ("Termination Date"), and (ii) an amount equal to 100% of the Executive's ICP Compensation ("Severance Payment"), less income tax and national insurance contributions as the Company reasonably determines are required by law. The Severance

Exhibit 10.3

Payment shall be calculated and paid in accordance with the terms of this contract.

11.2For the purposes of this clause, "ICP Compensation" means: (a) the average annual ICP received by the Executive over the three most recent fiscal years preceding the year in which the Termination Date falls; (b) if the Termination Date occurs before the Executive has completed three fiscal years of employment, the annual ICP received by the Executive in respect of the most recent complete fiscal year preceding the year in which the Termination Date falls; or (c) if the Executive has been employed for less than a single complete fiscal year preceding the year in which the Termination Date falls, the Executive's target annual ICP opportunity.

11.3The Severance Payment is inclusive of any basic salary paid during the Executive's notice period or any Payment in Lieu paid under clauses 10.1 and 10.2 in respect of the same termination. The amount otherwise payable as the Severance Payment shall be reduced on a pound-for-pound basis by the amount of any such basic salary or Payment in Lieu and by any statutory redundancy payment, so that the aggregate amount paid to the Executive in respect of basic salary, notice pay, statutory redundancy pay and the Severance Payment shall equal twelve months' basic salary, together with 100% of the Executive's ICP Compensation.

11.4The Company's obligation to make the Severance Payment is conditional on the Executive: (a) entering into, a settlement agreement in a form required by the Company that includes a full and effective waiver and release of all claims against the Company and each Group Company; (b) complying with, and where requested reaffirming in that settlement agreement, the post-termination restrictions in Appendix 3 and the Executive's continuing confidentiality obligations; and (c) not being, as at the Termination Date, in material breach of this contract of employment, such materiality to be determined by the Company acting reasonably. If any of these conditions are not satisfied, no Severance Payment shall be due.
11.5The Executive shall have no entitlement to a Severance Payment where the Executive is entitled to a severance, separation or termination payment under the Senior Management Severance Agreement in connection with a change in control as referenced in clause 13 below and a payment under the Senior Management Severance Agreement is greater than the Severance Payment. Under no circumstances will the Executive be eligible to receive both the Severance Payment and a payment under the Senior Management Severance Agreement and in the event of a change in control event, the Senior Management Severance Agreement shall apply in place of the above Severance Payment.

Exhibit 10.3

11.6The Severance Payment shall be paid within 30 days after the later of the Termination Date and the date on which the settlement agreement is signed by all parties.

12.GARDEN LEAVE

12.1Following service of notice to terminate this contract of employment by either party, or if the Executive purports to terminate the contract of employment in breach of contract, the Company may by written notice place the Executive on Garden Leave. Any period of Garden Leave shall not normally exceed 6 months.

12.2During any period of Garden Leave:
(a)the Company shall be under no obligation to provide any work to the Executive and may revoke any powers the Executive holds on behalf of any Group Company;
(b)the Company may require the Executive to carry out alternative duties or to only perform such specific duties as are expressly assigned to the Executive, at such location (including the Executive’s home) as the Company may decide;
(c)the Executive shall continue to receive the Executive’s basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;
(d)the Executive shall remain an Executive of the Company and bound by the terms of this contract of employment (including any implied duties of good faith and fidelity);
(e)the Executive shall ensure that the Executive’s manager knows where the Executive will be and how the Executive can be contacted during each working day (except during any periods taken as holiday in the usual way);
(f)the Company may exclude the Executive from any premises of any Group Company; and
(g)the Company may require the Executive not to contact or deal with (or attempt to contact or deal with) any officer, Executive, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

12.3Upon termination of this contract of employment or where the Executive has been placed on Garden Leave, the Executive shall be required to return all property, including that provided as a contractual benefit, provided to the Executive by the Company for use during this contract of employment and confirm that all of the Group Company’s information has been removed from any of the Executive’s personal devices.

Exhibit 10.3

13.CHANGE IN CONTROL

13.1On or as soon as practicable after the Executive’s first day of employment, the Executive and DXC shall enter into the enclosed DXC Technology Severance Plan for Company Senior Management and Key Employees Severance Agreement (Senior Management Severance Agreement).

14.DISCIPLINARY AND GRIEVANCE POLICIES

14.1The Executive’s attention is drawn to the disciplinary and grievance policies applicable to the Executive’s employment, which are available on the Company’s intranet. These policies do not form part of this contract of employment.

14.2If the Executive wishes to appeal against a disciplinary decision the Executive may apply in writing in accordance with the Company’s disciplinary policy.

14.3The Company reserves the right to suspend the Executive with pay for no longer than is necessary to investigate any allegation of misconduct against the Executive or so long as is otherwise reasonable while any disciplinary policy against the Executive is outstanding.

14.4If the Executive wishes to raise a grievance the Executive may apply in writing in accordance with the Company’s grievance policy.

15.PENSIONS

15.1The Company will comply with the employer pension duties in respect of the Executive in accordance with Part 1 of the Pensions Act 2008 (Pensions Act).

15.2The Executive is eligible to be a member of the relevant DXC defined contribution plan (DC Plan) subject to the rules of the DC Plan from time to time. The Executive will be automatically enrolled into the DC Plan with a default level of contribution at or above the minimum in accordance with the Pensions Act.

15.3Notwithstanding the Company’s statutory obligations in relation to automatic enrolment, the Executive may use the Company’s flexible benefit system to elect to increase the Executive’s pension contribution in accordance with the DC Plan rules. Subject to the terms of the benefits guidebook and the rules of the DC Plan from time to time, the Company will make available funding to

Exhibit 10.3

match the Executive’s contribution on a 1 for 1 matched basis up to a maximum of 6% equivalent of the Executive’s basic salary subject to the scheme cap.

15.4The Executive’s pension contributions will be made through ‘salary sacrifice’ which the Company operates for contributions to the pension scheme through the Company’s benefit scheme site.

15.5Further details of the Company’s pension scheme are available in the benefits guidebook and associated pension scheme materials.

16.COLLECTIVE AGREEMENT
There is no collective agreement which directly affects the Executive’s employment.

17.CONFIDENTIAL INFORMATION

17.1The Executive shall not use or disclose to any person either during or at any time after the Executive’s employment with the Company any Confidential Information or Trade Secrets about the business or affairs of the Company or any of its clients or business contacts, or about any other matters which may come to the Executive’s knowledge in the course of employment. For the purposes of this contract of employment, Confidential Information and Trade Secrets includes but is not limited to personal and/or business information concerning the Company’s Executives (including salary or other personal information) or the business of the Company including but not limited to corporate and marketing strategy, new product development; research and development, business development and business plans, management accounts, financial and management reports, information relating to the financial affairs of the Company, sales reports, business contacts, lists of suppliers and customers and details of contracts with them together with any information or matter which is not in the public domain (except as a result of the Executive’s breach of this contract of employment) and which relates to the affairs of the Company or any of its business contacts.

17.2The restriction in clause 17.1 does not apply to:
(a)prevent the Executive from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996; or
(b)use or disclosure that has been authorised by the Company, is required by law or by the Executive’s employment.

18.COMPANY PROPERTY

Exhibit 10.3

18.1All documents, manuals, hardware and software provided for the Executive’s use by the Company, and any data or documents (including copies) produced, maintained or stored on the Company's computer systems or other electronic equipment (including mobile phones), remain the property of the Company.

18.2Any Company property in the Executive’s possession and any original or copy documents obtained by the Executive in the course of the Executive’s employment shall be returned to the Executive’s manager and/or the Executive shall confirm that it has been securely deleted from any personal electronic equipment (including mobile phones) at any time on request and in any event prior to the termination of the Executive’s employment with the Company.

19.DATA PROTECTION

19.1The Executive acknowledges that the Company will need to collect, hold and/or process personal data relating to the Executive in accordance with the Company’s Employee Privacy Notice and Data Protection Policy (as amended from time to time) which are available on the Company’s identified internal Executive communications systems, such as the intranet and other resources as communicated by the Company.
19.2The Executive shall read and at all times comply with the Company’s Employee Privacy Notice and Data Protection Policy and/or any instructions relating to privacy and data protection when handling personal data in the course of employment including personal data relating to any Executive, customer, client, supplier or agent of the Company and/or any Group Company.

19.3The Executive undertakes to take all reasonable steps to ensure that confidential information relating to or belonging to the Company and/or any Group Company or personal data which the Executive accesses, holds or processes during the course of employment will not be available or disclosed to third parties and will be kept securely by the Executive, particularly if such information is accessed by or accessible by the Executive via a mobile device; and immediately notify the Company in accordance with the Company’s incident response process if the Executive becomes aware of any unauthorised disclosures of any confidential information relating to or belonging to the Company or any Group Company or personal data or any other breaches of the Company’s policies .

19.4The Executive acknowledges that the Company makes personal data available to any Group Company, those who provide products or technical and operational services to any Group Company (such as advisers, payroll administrators and system and database administrators), regulatory

Exhibit 10.3

authorities, potential purchasers of the Company or the business in which the Executive works, for legitimate business purposes and as may be required by law.

19.5The Executive acknowledges that the Company may lawfully transfer such information to any Group Company and any Group Company's business contacts, external service providers and contractors within and outside the UK and the European Union in order to further its or their business interests.

19.6The Executive acknowledges that a failure to meet the obligations in clause 19 may lead to disciplinary action up to and including termination under the Company’s Disciplinary Policy

20.CONDUCT

20.1The Executive is required at all times to comply with the Company’s rules, policies and procedures in force from time to time (including, but not limited to, DXC’s code of business conduct and information security policy) including any mandatory training required to meet those policies and procedures which are available on the intranet. Failure to comply with the Company’s rules, policies and procedures may result in disciplinary action up to and including the immediate termination of the Executive’s employment.
20.2The Executive shall not work for anyone else whilst employed by the Company without the Company’s prior written consent.

21.SECURITY AND MONITORING

21.1The Executive acknowledges that, in accordance with the Company’s Employee Privacy Notice and Data Protection Policy (as amended from time to time) which are available on the Company’s identified internal Executive communications systems, such as the intranet and other resources as communicated by the Company, the Company performs monitoring and recording of its Executive’s electronic communications systems for the purpose of ensuring that the Group Company’s rules are being complied with and for legitimate business purposes. The Executive is required to comply with any electronic communication systems policies that the Company may issue from time to time.

21.2The Executive agrees that security staff have a right to ask employees to open any bag, container or vehicle being brought onto or taken off any Group Company, client or supplier site. Failure to permit a search without reasonable cause may result in disciplinary action.

22.TRAINING

Exhibit 10.3

22.1During your employment:
(a)you must complete:
(i)the induction training;
(ii)the annual training related to ethics and compliance, security, privacy and data protection; and
(iii)the annual security awareness training.
(in a format set out by the Company from time to time) which will be paid for by the Company; and
(b)you are entitled to take part in various training courses which we may provide from time to time which can be found on the DXC University intranet site.

23.INTELLECTUAL PROPERTY

23.1The Executive shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by it at any time during the course of the employment which relate to, or are reasonably capable of being used in, the business of any Group Company. The Executive acknowledges that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 23.1.

23.2The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future works referred to in clause 23.1.

23.3Should the Company request, the Executive agrees to appoint, and execute any necessary documents required to appoint, the Company to be the Executive’s attorney in the Executive’s name and on the Executive’s behalf to execute documents, use the Executive’s name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause.

24.ANTI-CORRUPTION AND BRIBERY CLAUSE

24.1The Company takes a zero-tolerance approach to bribery and corruption. The Executive must comply with the Company’s anti-corruption and bribery policy,

Exhibit 10.3

the code of business conduct and related procedures, a copy of which is available on the intranet at all times. Failure to do so will be treated as a disciplinary matter and may result in disciplinary action up to and including the immediate termination of the Executive’s employment.

25.THIRD PARTY RIGHTS

No one other than the Executive and the Company (or any Group Company) shall have any right to enforce any terms of this contract of employment.

26.POST-TERMINATION RESTRICTIONS

26.1The provisions in the attached Appendix 3 shall apply. For the purposes of Appendix 3, "DXC" means the Company, and each Group Company may enforce Appendix 3 in accordance with clause 25.

27.CLAWBACK AND RECOUPMENT OF INCENTIVE COMPENSATION

27.1The Executive acknowledges and agrees that any incentive compensation paid or awarded to the Executive (including, without limitation, ICP payments, LTI awards, RSU awards, and any other performance-based or equity-based compensation) shall be subject to clawback and recoupment by the Company in the following circumstances:
(a)Financial restatement: If the Company is required to prepare a material accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under applicable securities laws, the Company may recover from the Executive any incentive compensation received during the three-year period preceding the date on which the Company is required to prepare such restatement that exceeds the amount that would have been paid to the Executive based on the restated financial results;
(b)Misconduct: If the Executive engages in fraud, wilful misconduct, or a material breach of this contract of employment or any Group Company policy (including, without limitation, the DXC Code of Business Conduct), the Company may recover all or part of any incentive compensation paid or awarded to the Executive during the period in which the misconduct occurred and the 12 months following discovery of such misconduct;
(c)Breach of restrictive covenants: If the Executive materially breaches any of the post-termination restrictions in Appendix 3, the Company may recover all or part of any incentive compensation paid to the Executive in the 12 months preceding the date of termination and any unvested awards shall be forfeited.

Exhibit 10.3

27.2The Executive further acknowledges that:
(a)all incentive compensation is subject to any clawback or recoupment policy adopted by DXC Technology Company from time to time, including any policy required by the U.S. Securities and Exchange Commission, the New York Stock Exchange, or any other applicable regulatory authority. In the event of any conflict between this clause and such policy, the terms most favourable to the Company shall prevail; and

(b)pursuant to SEC Rule 10D-1 and applicable NYSE listing standards, DXC Technology Company is prohibited from indemnifying or insuring the Executive against the loss of any erroneously awarded incentive-based compensation that is required to be recovered under DXC's Compensation Recovery Policy. No provision of this contract shall be construed to limit or modify DXC's right and obligation to recover such compensation.

27.3The Company may effect any recovery under this clause by (a) requiring direct repayment from the Executive, (b) set-off against any amounts otherwise payable to the Executive (subject to applicable law), or (c) cancellation or forfeiture of outstanding unvested awards. The Company shall provide the Executive with reasonable written notice of its intention to exercise clawback rights under this clause.

28.DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION

28.1Throughout the Executive's employment and for a period of six years following termination of employment (howsoever arising), the Company shall procure that the Executive is covered under DXC Technology Company's directors' and officers' liability insurance policy on terms no less favourable than those provided to other senior officers of DXC Technology Company.

29.CONFLICTS OF INTEREST AND OUTSIDE ACTIVITIES

29.1During the term of employment, the Executive shall not, without the prior written consent of the Chief Executive Officer:
(a)hold any directorship, office, or employment with any company, business, or organisation other than the Company or a Group Company;
(b)engage in any business activity that conflicts with, or could reasonably be expected to conflict with, the interests of the Company or any Group Company; or

Exhibit 10.3

(c)acquire any financial interest (other than holdings of not more than 5% of the issued share capital of any publicly listed company) in any supplier, customer, competitor, or business partner of the Company or any Group Company.

29.2The Executive shall promptly disclose to the Chief Executive Officer or the Chief People Officer any situation that may give rise to an actual or potential conflict of interest and shall complete a Conflict of Interest questionnaire on or prior to his employment commencing.

30.SECTION 16 OFFICER

30.1The Executive acknowledges that, by virtue of his position, the Executive is or will become a "Section 16 officer" of DXC Technology Company as defined under Section 16 of the U.S. Securities Exchange Act of 1934.

30.2The Executive agrees to:

(a)comply with DXC Technology Company's Insider Trading Policy (as amended from time to time);
(b)not purchase or sell DXC securities during blackout periods or without obtaining pre-clearance as required by such policies;
(c)promptly report all transactions in DXC securities to enable timely filing of SEC Forms 3, 4, and 5;
(d)not engage in any hedging transaction (including prepaid variable forwards, equity swaps, collars, or exchange funds) or pledge DXC securities as collateral; and
(e)acknowledge that any profit realized from a purchase and sale, or sale and purchase, of DXC equity securities within any period of less than six months is recoverable by DXC Technology Company under Section 16(b) of the Exchange Act.

30.3The Executive shall cooperate with DXC Technology Company in connection with all SEC filing and disclosure obligations, including providing information reasonably required for proxy statements, annual reports, and current reports, and reviewing and approving disclosure relating to the Executive's compensation and biographical information within reasonable timescales.

31.ENTIRE AGREEMENT

31.1This contract of employment constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter, but excluding any equity arrangements which shall be separately documented.

Exhibit 10.3

31.2Each party acknowledges that in entering into this contract of employment it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this contract of employment.

31.3Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this contract of employment.

31.4Nothing in this clause shall limit or exclude any liability for fraud.

32.CONSTRUCTION

32.1The clauses and sub-clauses of this contract of employment shall be read and constructed independently of each other. Any invalidity of any such clause or sub-clause shall not affect the remaining clauses or sub-clauses.
33.COUNTERPARTS

33.1This contract of employment may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute one agreement.

34.GOVERNING LAW AND JURISDICTION

34.1This contract of employment and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

34.2Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this contract of employment or its subject matter or formation (including non-contractual disputes or claims).

34.3This contract of employment has been executed as a deed and is delivered and takes effect once signed as a deed by the Executive.

Exhibit 10.3

Jennifer Ragone Chief People Officer

IN WITNESS whereof the Executive executes this contract of employment as a deed on the day and year first above written.

SIGNED AS A DEED    }

By PAUL TAYLOR    }

in the presence of:
Witness’ Name    [***]
 Address    [***]

Appendix 1: Definitions

Garden Leave: any period during which the Company has exercised its rights under clause 12.
Group Company: the Company, its Subsidiaries and Holding Companies from time to time and any Subsidiary of any Holding Company from time to time.
Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.
Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.
Subsidiary and Holding Company: in relation to a company mean "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or
(b) a nominee.
SSP: statutory sick pay
25

Exhibit 10.3

26

Appendix 2: Additional Entitlements

In addition to the salary and benefits package set out in clause 4 of the contract of employment the Executive will also be entitled to the following:

CAR AND DRIVER

The Company will provide the Executive with a Company-arranged car and driver for use in and around London for business travel required for the proper performance of the Executive's duties. The car and driver are provided for Company business use only. Any use of the car and/or driver for ordinary commuting or for private purposes shall be treated as a taxable benefit in kind, which the Company will report to HM Revenue & Customs (and on which the Company will account for employer Class 1A National Insurance contributions), with the Executive bearing the associated personal income tax. The car and driver are provided subject to the Company's travel policies (as amended from time to time), which do not form part of this contract of employment. This benefit is provided in place of, and not in addition to, any cash car allowance.

COMPANY AIRCRAFT

From the commencement of employment, the Executive shall be eligible to use Company Aircraft (including the Company's NetJets fractional-interest aircraft) for Business Use, subject to and in accordance with the DXC Technology Company Aircraft Use Policy (as amended from time to time) (Aircraft Use Policy). All use of Company Aircraft is subject to authorisation by the Chief Executive Officer or his or her designee in accordance with the Aircraft Use Policy, and to the priority, scheduling, safety and reporting procedures set out in that policy. Use is limited to Business Use as defined in the Aircraft Use Policy; any Non-Business Use is subject to the restrictions, authorisation requirements and tax-reporting provisions of the Aircraft Use Policy. The Aircraft Use Policy does not form part of this contract of employment.

IN LIEU CASH ALLOWANCE

In recognition of the restrictions on tax-relieved pension saving that apply to the Executive as a result of the statutory tapered annual allowance, the Company will pay the Executive a cash allowance of £25,000 per annum in lieu of additional employer pension contributions. This allowance will be paid in equal monthly instalments through payroll, subject to deductions for income tax and National Insurance contributions. The allowance is non-pensionable and shall be excluded from the calculation of any other element of the Executive's remuneration or benefits, including any bonus, ICP, long-term incentive, severance or other termination payment. There is no requirement on the Company to increase this amount in the future. The company car policy and travel expense policy will be applicable to the Executive at all times.

INCENTIVE COMPENSATION PLAN (ICP)
The Executive will be eligible to participate in the FY27 ICP (Fiscal year runs 1st of April, 2026 to 31st of March 2027), and the target incentive opportunity will be 200% of annual basic salary, pro-rated as appropriate based on the Executive’s start date, if after the beginning of the fiscal year. The Executive’s earned ICP award, if any, will be based on both Company and individual performance and will be payable in cash in accordance with the terms of the DXC ICP Operating Rules.

RSU INDUCEMENT AWARD

The Executive will be granted a one-time inducement grant with a target value of $3,750,000.00 USD and an equity mix of 60% Performance Stock Units (“PSU”) and 40% Restricted Stock Units (“RSU”). This inducement award will be made in accordance with and subject to the terms of DXC’s Equity Grant Policy, applicable award agreements, plans and related policies, on the 15th of the month following the month in which the grant is approved, as follows:

Award	LTI Mix	Value	Vesting
Inducement Grant	60% PSUs/ 40% RSUs	$3,750,000.00 USD
PSUs: Vest between 0% and 200% based 50% on cumulative Free Cash Flow performance and 50% on cumulative Revenue performance, with a +/- 20% relative Total Shareholder Return modifier, over a 3-year performance period (April 1, 2026 – March 31, 2029), subject to the Executive’s continued employment with DXC through the end of the performance period. For the avoidance of doubt, the vesting terms reflect the same PSU design and financial targets as the FY27 annual cycle PSUs.
RSUs: Vests in equal thirds on the 1st, 2nd, and 3rd
anniversaries of the grant date, subject to the Executive’s continued employment with DXC on each vesting date.

Note: The approved value of the award will be converted to PSUs and RSUs in accordance with DXC Technology’s Equity Grant Policy. The specific terms and conditions that govern all awards will be set forth in the applicable award agreement, plan, and policies. All equity awards are subject to the approval of the Compensation Committee of DXC Technology’s Board of Directors, or such other Committee of the
Board designated by the Compensation Committee.

LONG-TERM INCENTIVES (LTI)
The Executive will receive a long-term incentive annual award for FY27 (April 1, 2026, to March 31, 2027) with a target value of 900% of annual basic salary. This LTI award will be prorated based on the full calendar months between the Executive’s start date of employment with DXC and the end of FY27. For the avoidance of doubt, with an assumed start date in August 2026, this LTI award will be prorated for 7 full calendar months of service in FY27, with a target value of $5,250,000.00 USD. This LTI award will be made to the Executive on the 15th of the month following the month of his employment start date. All LTI awards will be made in accordance with and subject to the terms of DXC’s Equity Grant Policy, applicable award agreements, plans and related policies. LTI awards will be subject to DXC continuing to maintain such a Long-Term Incentive program in effect. In subsequent years, the Executive will continue to be eligible for LTI each fiscal year, subject to the eligibility requirements for each year and his and DXC’s performance, provided that DXC Technology continues to maintain such an LTI program in effect.
Prior to the date of grant of each New Hire LTI Award, the Company shall provide the Executive with a copy of the applicable Award Agreement. The Company warrants that the terms of each such Award Agreement shall be consistent with and shall give effect to the Approved Termination treatment set out in this Appendix 2
The Company warrants that, save as set out in Clause 27 of this contract of employment, the applicable Award Agreements do not contain any additional clawback, recoupment or forfeiture provisions triggered by the Executive's conduct, departure, or breach of restrictive covenants beyond those expressly set out in this contract.

EFFECT OF TERMINATION OF EMPLOYMENT ON INDUCEMENT AWARD AND FY27 LTI ANNUAL AWARD ("NEW HIRE LTI AWARDS")

If the Company terminates the Executive's employment for any reason other than (a) a reason entitling the Company to dismiss the Executive for Cause as defined in the applicable Award Agreements, (b) the Executive's resignation, or (c) a termination in connection with a change in control, then such termination shall for all purposes be treated as an "Approved Termination" as defined in Section 3(a)(ii) of DXC's PSU and RSU award agreements.

On such an Approved Termination, the Executive's Performance-Based Restricted Stock Units and Restricted Stock Units under the New Hire LTI Awards shall vest and settle on a pro-rata, time-served basis (which shall expressly include any period spent on Garden Leave) in accordance with, and calculated as provided in, Section 3(a) of the applicable award agreements. For the avoidance of doubt, the Performance-Based Restricted Stock Units shall remain subject to actual performance over the full performance period and shall settle on the Scheduled Settlement Date determined under the applicable award agreement, and no acceleration to target shall apply.

This treatment applies only to the New Hire LTI Awards. All equity awards granted to the Executive in respect of FY28 and any subsequent fiscal year shall be governed solely by the standard terms of the applicable DXC award agreements, plan and policies then in effect.

In the event of a Change in Control in which the New Hire LTI Awards are assumed or substituted by the acquiring entity, the Executive shall, on a qualifying termination of employment within 24 months following such Change in Control, be entitled to full vesting of all outstanding New Hire LTI Awards (with any outstanding PSUs vesting at target level of performance), to the extent not already provided for under the terms of the Senior Management Severance Agreement.

TAX PREPARATION AND FILING ASSISTANCE

Where the Executive incurs personal tax filing obligations in more than one jurisdiction as a direct result of duties, travel or work locations directed or required by the Company, the Company will, for the duration of the Executive's employment and post-termination for all tax years still requiring reporting in respect of the Executive's employment earnings or post-termination earnings from this employment, reimburse the reasonable cost of professional tax preparation and filing services in respect of those obligations, on production of valid invoices. It is currently estimated that such costs will be in the region of £25,000 to £35,000 per annum; this is an estimate only and not a cap or a guaranteed amount. This benefit applies only to filing obligations arising from Company-directed multi-jurisdiction work and does not extend to the Executive's personal tax affairs generally.

Appendix 3
NON-COMPETITION/NON-SOLICITATION AGREEMENT – UNITED KINGDOM

Introduction and Consideration
This Non-Competition/Non-Solicitation Agreement (the “Agreement”) is made between Paul Taylor (the “Executive”) AND EntServ UK Limited, (a DXC Technology company) (“DXC”). The Executive acknowledges that (i) each DXC Group member participates in and conducts business on behalf of the international business of DXC under the holding company, namely DXC Technology Company, and each member of the DXC Group has a legitimate interest in protecting the business of the DXC Group, its trade connections, and the stability of its workforce, and (ii) DXC is in a competitive industry in which the creation, maintenance and use of trade secrets, confidential and proprietary information are critical to business success, and that the protection of that information is a legitimate business interest of DXC. Notwithstanding the commonly held business interests across the DXC Group, the Executive, at the request and cost of DXC, shall enter into a separate non-competition/non-solicitation agreement for the benefit of any other member of the DXC Group. If the Executive fails, within 7 days of receiving such a request from DXC, to sign the necessary documents to give effect to the foregoing, DXC will be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf. The Executive also acknowledges that this Agreement is reasonably necessary to protect the goodwill and other legitimate business interests of DXC.
II
Definitions
For this Appendix 3 the following definitions shall apply:
“DXC Group” means the group of companies composed of DXC Technology Company (the "Holding Company") and all Subsidiary Companies of the Holding Company, where "Holding Company" and "Subsidiary Company" shall have the meanings respectively attributed to them in the Companies Act 2006, Section 1159.
“Employer Business” means the business of providing technology-enabled solutions, products and services on an international basis, including system design and integration, information technology and business process outsourcing, applications software development, proprietary software sales and implementations, Web and application hosting, mission support and management consulting.
"Client" means any person, firm, company or other organisation whatsoever to whom DXC or another member of the DXC Group has supplied goods or services and (1) with whom the Executive has had material contact or dealings on behalf of DXC during the 12 months immediately prior to the Termination Date or (2) for whom they were, in a client management capacity on behalf of DXC, directly responsible in the 12 months prior to the Termination Date.
“Confidential Information” means all DXC trade secrets, patents, copyrights, confidential or proprietary business information, skill and knowledge not publicly available, particular to the Employer Business and gained by the Executive solely as a result of and during the course of employment with DXC, and sales and financial data, pricing information, manufacturing and distribution methods, information relating to DXC’s business plans and strategies including, but not limited to, Restricted Persons, vendors, customers and/or prospects, or lists thereof, marketing plans and procedures, research and development plans, methods of doing business, both technical and non-technical, information relating to the design, architecture, flowcharts, source or object code and documentation of any and all computer software products which DXC has developed, acquired or licensed or is in the process of developing, acquiring or licensing or shall develop, acquire or license in the future, hardware and database technologies or technological information, formulae, designs, process and systems information, intellectual property rights, and any other confidential or proprietary information which relates to the business of DXC or to the business of any client or vendor of DXC or any other party and provided to DXC in confidence, whether patentable, copyrightable or protectable as trade secrets or not. Confidential Information does not include information which is (i) already known by Executive without an obligation of confidentiality, (ii) publicly known or becomes publicly known through no unauthorized act of Executive or any other person, (iii) rightfully received from a third party without an obligation of confidentiality, (iv) disclosed without similar restrictions by DXC to a third party (other than an affiliate or customer of DXC), or
(v) approved by DXC, in writing, for disclosure.
"Garden Leave" means any period of time during which the Executive remains an Executive of DXC but is under notice and is not required to attend at work or undertake any work, and is also required by DXC not to contact any customers, suppliers, officers, Executives, consultants, agents, distributors, shareholders, advisers or business contacts of DXC or any DXC Group Member, or undertake any work on behalf of DXC or any DXC Group Member, unless on the express instruction of, or with the prior consent of, DXC.
"Prospective Client" means any person, firm, company or other organisation with whom any company in the DXC Group has had any negotiations or material discussions regarding the possible supply of goods or services by that DXC Group company.
“Restricted Business” means those parts of the Employer Business with which the Executive was involved to a material extent in the 12 months prior to the termination of the Executive’s employment or commencement of Garden Leave, whichever is the earlier.
“Restricted Period” means the period of: (a) 9 months following the termination of the Executive’s employment, or such lesser period following such termination as, together with the duration of any time spend by the Executive on Garden Leave, equates to an aggregate period of 9 months, in respect of the restrictions in III 2; and (b) 12 months following the termination of the Executive’s employment, or such lesser period following such termination as, together with the duration of any time spend by the Executive on Garden Leave, equates to an aggregate period of 12 months, in respect of the restrictions in III 3, 4 and 5;
“Restricted Person” means anyone employed by DXC or any DXC Group member at the level of Vice President or above or who could materially damage the interests of DXC or DXC Group member if they were involved in any business concern competing with the Restricted Business and with whom the Executive dealt in the course of employment in the 12 months prior to the termination of the Executive's employment or commencement of Garden Leave, whichever is the earlier;
"Supplier" means any person, company, business entity or other organisation whatsoever who:
(a)has supplied goods or services to any company in the DXC Group in the 12 months prior to the termination of the Executive's employment or commencement of Garden Leave, whichever is the earlier; or
(b)has agreed prior to the Termination Date to supply goods or services to any company in the DXC Group to commence at any time in the 12 months prior to the termination of the Executive's employment or commencement of Garden Leave, whichever is the earlier; or
(c)as at the Termination Date, supplies goods or services to any company in the DXC Group under an exclusive contract or arrangement between that Supplier and that DXC Group company.
“Termination Date” means the date upon which the Executive’s employment with DXC ends.
III
Covenants and Related Provisions
1.Non-Disclosure and Non-Use of Confidential Information
DXC shall provide the Executive with Confidential Information relating to DXC, its business and clients. The Executive agrees not to disclose, use, copy or duplicate or otherwise permit the use, disclosure, copying or duplication of any Confidential Information (other than in connection with authorized activities conducted in the course of the Executive’s employment with DXC for the benefit of DXC) during or following his/her employment with DXC, without limitation in time. The Executive agrees to take all reasonable steps and precautions to prevent any unauthorized disclosure, use, copying or duplication of Confidential Information.
2.Non-Competition
The Executive agrees that they will not (without the consent in writing of DXC) for the Restricted Period and whether on their own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an Executive, director, principal, agent, consultant or in any other capacity whatsoever, in competition with DXC be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:-
2.1.the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by DXC during the twelve months immediately preceding the Termination Date;
2.2.the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by DXC during the twelve months immediately preceding the Termination Date;
PROVIDED ALWAYS that the provisions of this paragraph 2 will apply only in respect of the Restricted Business and shall not prohibit the Executive from working in private equity or from undertaking a role as a non-executive director of any company which does not carry on the Restricted Business, following the Termination Date.
3.Non-Dealing with, and Non-Solicitation of, Clients and Prospective Clients The Executive agrees that during the Restricted Period, directly or indirectly, and whether on their own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an Executive, director, principal, agent, consultant or in any other capacity whatsoever), they will not (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with any company in the DXC Group, the custom or business of any Client or Prospective Client.
4.Non-Solicitation of Executives
The Executive agrees that they will not during the Restricted Period directly or indirectly either on their own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an Executive, principal, agent, consultant or in any other capacity whatsoever):-
4.1.(i) entice, or (ii) induce, or (iii) encourage, or (iv) solicit, any Restricted Person to leave or seek to leave any company in the DXC Group ; or
4.2.be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Restricted Person.
5.Non-Employment with Clients, Prospective Clients and Suppliers
The Executive agrees that they will not during the Restricted Period seek or accept employment or a consultancy agreement or any other form of engagement under which they provide services to any person, company, business entity, or other organisation which was, at any time during the twelve months immediately preceding the Termination Date, a Client or Prospective Client or Supplier of any company in the DXC Group:-

5.1.with whom they had material contact or dealings on behalf of that DXC Group company; or about whom they had obtained specific Confidential Information as a result of their employment with DXC, and where they would be required to use that Confidential Information in the course of their employment with that Client or Prospective Client or Supplier.

6.Exclusions
None of the restrictions in III 2, 3, 4 and 5 above shall prevent the Executive from holding an investment by way of shares or other securities of less than 5% of the total issued share capital of any company (whether or not a publicly traded corporation) or from being engaged or concerned in any business concern provided that the Executive’s duties or work shall relate solely to services, products or activities of a kind with which the Executive was not concerned to a material extent in the 12 months prior to termination of the Executive’s employment.
7.Injunctive Relief/Remedies
The Executive acknowledges and agrees that if the Executive were to breach, or threaten to breach, any provision of this Agreement, DXC would suffer immediate and irreparable harm and would therefore be entitled to injunctive relief ordered by a court of appropriate jurisdiction. This Paragraph shall not, however, diminish the right of DXC to claim and recover money damages or any other available remedy in addition to injunctive relief.
8.Severability, and Survival
Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of this Agreement, and shall not invalidate the remainder of such provision or the remaining provisions of this Agreement. The Executive specifically agrees that Paragraph III 1 (Non-Disclosure and Non-Use of Confidential Information), Paragraph 2 (Non-Competition), Paragraph III 3 (Non-Dealings with Clients, and Prospective Clients), Paragraph III 4 (Non-Solicitation of Executives) and Paragraph III 5 Non-Employment with Clients, Prospective Clients and Suppliers and each of their provisions, subparagraphs and subparts, are independent of and severable from each other, and may be enforced independently.
9.Waiver of Breach
Any failure or delay on the part of either party to exercise any remedy or right under this Agreement shall not operate as a waiver. The failure of either party to require performance of any of the terms, covenants, or provisions of this Agreement by the other party shall not constitute a waiver of any of the rights under the Agreement. No forbearance by either party to exercise any rights or privileges under this Agreement shall be construed as a waiver, but all rights and privileges shall continue in effect as if no forbearance had occurred. No covenant or condition of this Agreement may be waived except by the written consent of the waiving party.
10.Binding Effect
The Executive agrees that this Agreement shall be binding upon the Executive’s heirs, executors, and other legal representatives or assigns.
11.Amendment
This Agreement may not be modified or amended except by a written instrument executed as a deed by the Executive and DXC’s General Counsel.
12.Entire Agreement
This Agreement constitutes the Executive's and DXC’s entire agreement in relation to the subject matter contained herein only and supersedes all other prior agreements, understandings or representations by or between the parties, whether oral or written, with respect to the specific subject matters herein.
13.Governing Law
This Agreement shall be governed by, and construed in accordance with, the laws of England.

SIGNED AS A DEED    }

by PAUL TAYLOR    }

in the presence of:

Witness’ Name: [***]

Address: [***]

Appendix 4
Agreement to Opt Out of the 48-Hour Working Week
1.1By signing below, the Executive confirms that the 48-hour weekly working time limit does not apply to him. This limit is set out in the Working Time Regulations 1998 and is based on an average over a rolling 17-week period.

1.2This opt-out takes effect from the date it is signed and continues until the Executive cancels it or his employment with the Company ends.

1.3The Executive acknowledges that he is signing this opt-out freely, and nobody at the Company has pressured or encouraged him to sign, and he has had the chance to take independent advice.

1.4The Executive has the right to cancel this opt-out at any time by giving the Company at least four weeks' written notice. Any cancellation should be in writing (including email) and sent to the People & Culture team via DXC Employee Connect.

1.5The Company's duty to protect the Executive’s health and safety is not affected by this opt-out.

1.6The Company will keep a record of this opt-out in line with the Working Time Regulations and its data retention policy.

1.7This opt-out only applies to the 48-hour weekly limit. All other rights under the Working Time Regulations, including rest breaks and annual leave, are unaffected.

The Executive confirms that he has read and understands this opt-out.

Signed: /s/ Paul Taylor
Print Name: Paul Taylor

Job Title: EVP, President Global Offerings and Markets

Date: 29th June 2026